EXHIBIT 99.2

The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100 USA Tel. 804.289.9600 Fax 804.289.9770
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact: Investor Relations 804.289.9709

BRINK’S CONTRIBUTES $150 MILLION TO PENSION PLAN
Voluntary Contribution Addresses Underfunding, Maintains Financial Flexibility
Company Expects $30 Million Tax Benefit, Earnings Accretion in 2009 and 2010

RICHMOND, Va., August 20, 2009 – The Brink’s Company (NYSE:BCO), a global leader in security-related services, announced that it made a voluntary $150 million contribution to its U.S. pension plan to improve the funded status of the plan.  The contribution was comprised of $92.4 million of cash and 2,260,738 newly issued shares of Brink’s common stock valued at $57.6 million.  The contribution addresses the company’s pension obligation in a proactive and tax-efficient manner while enhancing its financial flexibility to invest in future growth opportunities.  The company’s intent to make the voluntary contribution was first announced on July 30, 2009.
The contribution was made as a 2008 plan year contribution for income tax reporting purposes.  As a result, Brink’s expects to generate approximately $30 million in cash flow in 2009 from tax benefits related to the contribution.  The balance of the cash portion of the contribution, approximately $62 million, was financed with debt.
At December 31, 2008, the U.S. pension plan was underfunded by $308 million.  After taking into account the contribution and a remeasurement of plan assets and obligations as of July 1, 2009, the plan’s underfunding has been reduced by almost $200 million to a pro forma deficit of approximately $109 million.  As a result, the plan’s obligations are approximately 85% funded.

In addition, the company’s 2009 pretax earnings are expected to improve by approximately $4 million due to the contribution, reflecting estimated pension income of $6 million versus a prior estimate of $2 million.  The projected $4 million increase, which will be recognized ratably in earnings for the third and fourth quarters of 2009, will be partially offset by increased borrowing costs. The net effect of the contribution, including related borrowing costs and the dilutive impact of issuing new shares, is expected to be accretive to earnings by approximately two cents per share in 2009 and four cents per share in 2010.
The contribution also is expected to reduce required contributions to the plan in 2010 and 2011 by a total of $94 million, thereby enhancing the company’s flexibility to pursue future growth opportunities.
An independent fiduciary, Evercore Trust Company, N.A., will make all investment decisions with respect to the contributed shares.  JPMorgan Chase Bank, N.A., remains the plan trustee and custodian for all plan assets.

About The Brink’s Company

The Brink's Company (NYSE: BCO) is the world's premier provider of secure transportation and cash management services. For more information, please visit the Brink's website at http://www.brinkscompany.com or call toll free 877-275-7488.

Forward-Looking Statements

This release contains both historical and forward-looking information about the company’s voluntary contribution to the U.S. pension plan and its projected effect on the company and the plan.   Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information.  The forward-looking information in this release is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2008 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.  The information included in this release is representative only as of the date of this release, and The Brink’s Company undertakes no obligation to update any information contained in this release.

###